SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date of Report
               (Date of earliest event reported)- April 10, 2002


                             VALLEY NATIONAL BANCORP
               (Exact Name of Registrant as Specified in Charter)


                                   NEW JERSEY
                 (State or Other Jurisdiction of Incorporation)


                               1-11277 22-2477875
           (Commission File Number) (IRS Employer Identification No.)


                    1455 Valley Road, Wayne, New Jersey 07470
                    (Address of Principal Executive Offices)


                                 (973) 305-8800
                         (Registrant's Telephone Number)



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Item 5 - Other Events


On April 10, 2002, Valley National Bancorp issued a press release announcing the declaration of the Company's 5 for 4 stock split on the Company's common stock outstanding. The stock split is payable May 17, 2002 to shareholders of record May 3, 2002. Additionally, the Company announced it had agreed to increase the Company's regular annual dividend rate from $0.848 per share, on an after split basis, to $0.90 per share. A copy of the press release is attached to this Form 8-K as an Exhibit.



Item 7 - Exhibit

99.1     Press Release dated April 10, 2002.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         VALLEY NATIONAL BANCORP



                                         By: /s/ Alan D. Eskow
                                         Alan D. Eskow
                                         Executive Vice President and
                                         Chief Financial Officer
                                         (Principal Financial Officer)

Dated: April 15, 2002

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                                  EXHIBIT INDEX


99.1     Press Release dated April 10, 2002.

                                                                  Exhibit 99.1



FOR IMMEDIATE RELEASE               Contact:Alan D. Eskow
                                    Executive Vice President
                                    & Chief Financial Officer
                                    973-305-4003



                 VALLEY NATIONAL BANCORP BOARD OF DIRECTORS DECLARES
                   5 FOR 4 STOCK SPLIT AND INCREASES CASH DIVIDEND


WAYNE, N.J., April 10, 2002 - Valley National Bancorp (NYSE:VLY) today reported that the Board of Directors approved a 5 for 4 stock split payable May 17, 2002 to shareholders of record on May 3, 2002. Gerald H. Lipkin, Chairman, President and Chief Executive Officer of Valley National Bancorp said, "In conjunction with the stock split, Valley's Board has agreed to increase its regular annual dividend rate from $0.848 per share on an after split basis to $0.90 per share. This represents an increase of 6.1 percent after adjusting for the effect of the stock split and increased cash dividend." The next quarterly cash dividend is due to be paid on July 1, 2002. Valley's annual dividend rate has increased on a restated basis 1,400 percent from $0.06 per share in 1978. Mr. Lipkin noted that, "We have never reduced the regular cash dividend in the 75 year history of the bank." Valley National Bancorp is a regional bank holding company with $8.6 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, including its Merchants Bank of New York Division, currently operates 127 branch offices located in 81 communities serving 10 counties in northern New Jersey and Manhattan. Valley's web site can be found at http://www.valleynationalbank.com.